Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Patrick F. McGovern
(212) 827-4426
patrick.mcgovern@ace-ina.com

ACE LIMITED REPORTS RECORD SECOND QUARTER 2008 RESULTS; OPERATING INCOME UP 11%

TO $738 MILLION; NET INCOME UP 15% TO $746 MILLION

ZURICH, Switzerland – July 29, 2008 — ACE Limited (NYSE: ACE) today reported net income for the second quarter ended June 30, 2008, of $2.20 per common share after payment of preferred dividends, compared with $1.93 per share for the same quarter last year. Income excluding net realized gains (losses) for the second quarter was $2.18 per share, compared with $1.98 per share for the same quarter of last year.(1) The quarter was marked by financial market volatility in both the credit and equity markets, which impacted net income and book value. The net realized and unrealized loss after tax was $524 million for the quarter. This loss is the result of market pricing changes only. Actual credit-related impairments included in this number were insignificant, at approximately $28 million. Book value increased $149 million for the quarter excluding the redemption of preferred shares, and the annualized return on average equity was 17.8%.(2) The results for the quarter reflect the acquisition of Combined Insurance Company of America and certain of its subsidiaries (Combined Insurance) effective April 1, 2008.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2008	2007	Change	2008	2007	Change
Net income	$746	$649	15%	$2.20	$1.93	14%
Net realized gains (losses), net of tax	8	(15)	—	0.02	(0.05)	—
Income excluding net realized gains (losses), net of tax(1)	$738	$664	11%	$2.18	$1.98	10%
Combined ratio	87.8%	87.6%	—	—	—	—

Net income for the first six months of 2008 was $3.31 per share, compared with $4.02 per share for the first six months of 2007. For the first six months of 2008, income excluding net realized gains (losses) was $4.33 per share, compared with $3.95 per share for the same period of 2007. (1) Book value increased $207 million for the first six months excluding the redemption of preferred shares. The results for the first six months reflect the acquisition of Combined Insurance effective April 1, 2008.

Six Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2008	2007	Change	2008	2007	Change
Net income	$1,123	$1,350	(17)%	$3.31	$4.02	(18)%
Net realized gains (losses), net of tax	(340)	23	—	(1.02)	0.07	—
Income excluding net realized gains, net of tax(1)	$1,463	$1,327	10%	$4.33	$3.95	10%

Evan Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “It was a record quarter for ACE, with after-tax operating income increasing 11% to $738 million. All divisions of the company performed well and contributed to a return on equity of almost 18%. Additionally, our revenue and earnings benefited from the consolidation of Combined Insurance. Global insurance market conditions are soft and will remain so for the foreseeable future, as will the difficult financial and economic conditions. Nonetheless, I remain confident in our ability to produce superior results. We are well positioned for the future.”

Other operating highlights were as follows:

•	Net premiums written and earned increased 17% and 14%, respectively, over the prior year quarter (4% and 1%, respectively, excluding Combined Insurance).

•	The combined ratio for the quarter was 87.8% compared with 87.6% for the prior year quarter.

•

Underwriting income excluding life segment increased 3% over the prior year quarter to $373 million and benefited from positive prior period development of $104 million compared to $40 million pre-tax for the same quarter last year. This was approximately two-thirds short-tail-related.

•

The expense ratio reported in the quarter increased by 3.1 percentage points from last year’s second quarter. The addition of Combined Insurance contributed approximately one percentage point to this increase, while one percentage point was related to the change in our business mix to Accident & Health (A&H) and international Property & Casualty (P&C), which have higher expense ratios.

•	Operating cash flow was $1.067 billion for the quarter.

•	Invested assets increased by $684 million or 1.5% during the second quarter and $4.4 billion or 11% over the prior year quarter.

•	Reinsurance recoverables decreased $132 million for the quarter excluding Combined Insurance.

•	Net P&C loss reserves increased $644 million during the quarter; excluding Combined Insurance, net P&C loss reserves increased $293 million.

•	Net investment income increased 13% over the prior year quarter to $532 million.

•	Return on average equity for the second quarter was 17.8%

Page 2/7

•	Book value increased $207 million from December 31, 2007 excluding the redemption of the preferred shares while book value per share(3) increased from $48.89 at December 31, 2007 to $48.99.

•

The net realized and unrealized loss after tax was $524 million. This includes a $697 million loss on the investment portfolio offset by gains of approximately $60 million from derivatives, principally related to the guaranteed minimum income benefit (GMIB) liabilities of our life reinsurance business, and gains of $113 million from our share of partially-owned insurance companies. Again, the loss was the result of market pricing changes only. Actual credit-related impairments were $28 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items include:

•	Insurance-North American: Net premiums written increased 1% over the prior year quarter. The combined ratio was 89.5% compared with 87.5% for the same quarter last year.

•

Insurance-Overseas General: Net premiums written increased 24% over the prior year quarter, 15% on a currency-adjusted basis and 5% on a currency-adjusted basis excluding Combined Insurance. The combined ratio was 86.9% compared with 88.2% for the same quarter last year.

•	Global Reinsurance: Net premiums written decreased 19% over the prior year quarter. The combined ratio was 68.6% compared with 75.0% for the same quarter last year.

•

Life Insurance and Reinsurance: Net premiums written increased 330% over the prior year quarter; excluding the results of Combined Insurance, net premiums written increased 21%. Income excluding net realized gains (losses) increased 51% to $65 million over the prior year quarter; excluding the results of Combined Insurance, operating income decreased 9% to $39 million.

Please refer to the ACE Limited Financial Supplement dated June 30, 2008, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_june_30_2008.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its second quarter earnings conference call and webcast on Wednesday, July 30, 2008, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-797-3006 (within the United States) or 913-312-0969 (international); passcode 4049134. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4049134.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net

Page 3/7

realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures beginning on page 21 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average ordinary shareholders’ equity for the period. To annualize a quarterly rate, multiply by four.

[3]

Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding. Tangible book value per ordinary share is ordinary shareholders’ equity less goodwill divided by the shares outstanding.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic conditions, company performance, reserves and valuations, and integration of ACE’s recent acquisitions, reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and unexpected financial or operational performance with respect to acquired companies, unexpected effects or difficulties relating to the company’s recent re-domestication to Switzerland, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 4/7

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2008	December 31 2007
	(Unaudited)
Assets
Total investments	$43,843	$41,779
Cash	582	510
Insurance and reinsurance balances receivable	4,086	3,540
Reinsurance recoverable	13,839	14,362
Other assets	15,426	11,899

Total assets	$77,776	$72,090

Liabilities
Unpaid losses and loss expenses	$37,696	$37,112
Unearned premium	7,054	6,227
Other liabilities	16,699	12,074

Total liabilities	$61,449	$55,413

Shareholders’ equity
Total shareholders’ equity	$16,327	$16,677

Total liabilities and shareholders’ equity	$77,776	$72,090

Book value per ordinary share (3)	$48.99	$48.89

Page 5/7

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Gross premiums written	$5,293	$4,637	$9,702	$9,133
Net premiums written	3,598	3,082	6,752	6,352
Net premiums earned	3,428	3,008	6,368	6,090

Losses and loss expenses	1,895	1,793	3,474	3,653
Future policy benefits	89	33	152	69
Policy acquisition costs	569	434	1,037	851
Administrative expenses	461	356	836	712

Underwriting income(1)	414	392	869	805

Net investment income	532	471	1,021	922
Net realized gains (losses)	(126)	(11)	(479)	5
Interest expense	62	42	108	88
Other (income) expense	125	(4)	110	—
Income tax expense	137	165	290	294

Net income	746	649	1,123	1,350
Preference shares dividend	(13)	(11)	(24)	(22)

Net income available to holders of ordinary shares	$733	$638	$1,099	$1,328

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$2.18	$1.98	$4.33	$3.95
Net income	$2.20	$1.93	$3.31	$4.02

Weighted average diluted shares outstanding	333.2	330.1	332.3	329.7
Loss and loss expense ratio	58.5%	61.4%	57.1%	61.8%
Policy acquisition cost ratio	16.5%	14.5%	16.3%	14.0%
Administrative expense ratio	12.8%	11.7%	12.8%	11.6%
Combined ratio	87.8%	87.6%	86.2%	87.4%

Page 6/7

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Gross Premiums Written
North American	$2,718	$2,589	$4,899	$4,858
Overseas General	1,876	1,621	3,654	3,280
Global Reinsurance	272	335	617	813
Life	427	92	532	182

Total	$5,293	$4,637	$9,702	$9,133

Net Premiums Written
North American	$1,511	$1,497	$2,871	$3,011
Overseas General	1,443	1,166	2,788	2,358
Global Reinsurance	270	332	614	808
Life	374	87	479	175

Total	$3,598	$3,082	$6,752	$6,352

Net Premiums Earned
North American	$1,365	$1,455	$2,719	$2,994
Overseas General	1,439	1,141	2,662	2,253
Global Reinsurance	257	325	520	668
Life	367	87	467	175

Total	$3,428	$3,008	$6,368	$6,090

Income Excluding Net Realized Gains (Losses) and Cumulative Effect (1)
North American	$309	$330	$636	$628
Overseas General	279	183	535	398
Global Reinsurance	148	139	292	271
Life	65	43	98	86
Corporate	(63)	(31)	(98)	(56)

Total	$738	$664	$1,463	$1,327

Page 7/7